                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.


                            U.S. TRUST CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                U.S. TRUST CORPORATION
                114 WEST 47TH STREET, NEW YORK, NEW YORK 10036
                (212) 852-1000

[LOGO]          Notice of
                Annual Meeting
                of Shareholders

                DATE:  Tuesday, April 27, 1999

                TIME:  10:00 a.m., EST

                PLACE:  U.S. Trust Auditorium
                        114 West 47th Street
                        New York, N.Y. 10036

                ITEMS OF BUSINESS

                -- Elect eight directors

                -- Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors

                -- Amend the Certificate of Incorporation of U.S. Trust
                   Corporation to increase the number of authorized Common Shares from 40 million to 70 million

                -- Approve the U.S. Trust Corporation Employee Stock Purchase
                   Plan

                -- Consider any other matter that is properly presented at the meeting

                RECORD DATE

                You may vote at the meeting if you were a U.S. Trust shareholder at the close of business on March 9, 1999.

                Dated: March 15, 1999

                Carol A. Strickland
                Secretary

                IT IS IMPORTANT THAT YOUR COMMON
                SHARES BE REPRESENTED AND VOTED AT
                THE MEETING. PLEASE USE THE
                TOLL-FREE TELEPHONE NUMBER ON THE
                ENCLOSED PROXY CARD OR MARK, SIGN,
                DATE AND PROMPTLY RETURN THE
                ENCLOSED PROXY CARD IN THE RETURN
                ENVELOPE PROVIDED. ANY PROXY MAY BE
                REVOKED IN THE MANNER DESCRIBED IN
                THE ACCOMPANYING PROXY STATEMENT AND
                DOES NOT AFFECT A SHAREHOLDER'S
                RIGHT TO VOTE IN PERSON.

PROXY STATEMENT
TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                              PAGE
                                                              ----
General Information.........................................     1
Information about Voting....................................     1
Beneficial Ownership........................................     3
  5% Shareholders...........................................     3
  Share Ownership of Directors and Executive Officers.......     4
  Section 16(a) Beneficial Ownership Reporting Compliance...     5
ITEM I -- ELECTION OF DIRECTORS.............................     5
  Nominees for Election.....................................     6
  Directors Continuing in Office............................     8
  The Board and Its Committees..............................    10
Directors' Compensation.....................................    11
Compensation Committee Report for 1998......................    12
Performance Graph...........................................    15
Executive Compensation......................................    16
  Summary Compensation Table................................    16
  1998 Option Grants Table..................................    18
  Aggregated Option Exercises in 1998 and Year-End Option
     Values.................................................    18
  Retirement Benefits.......................................    18
  Change in Control Provisions..............................    19
  Benefit Protections Trusts................................    20
ITEM II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT
  AUTHORS...................................................    20
ITEM III -- AMENDMENT OF CERTIFICATE OF INCORPORATION TO
            INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES
            FROM 40 TO 70 MILLION...........................    21
ITEM IV -- APPROVAL OF PROPOSED U.S. TRUST CORPORATION
           EMPLOYEE STOCK PURCHASE PLAN.....................    22
ITEM V -- MISCELLANEOUS.....................................    23
  Directors and Officers Liability Insurance................    23
  Transactions with Directors and Executive Officers........    23
  Information about Shareholder Proposals...................    23
Exhibit A -- U.S. Trust Corporation Employee Stock Purchase
  Plan......................................................   A-1

U.S. TRUST CORPORATION

Proxy
Statement

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation to be used at the Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment thereof.

The information you need to know to vote intelligently at the Annual Meeting appears in this proxy statement. Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your Common Shares as soon as possible. Your prompt voting by telephone or mail may save the expense of a second mailing.

"We", "our" and the "Corporation" each refer to U.S. Trust Corporation. "U.S. Trust" refers to the Corporation's principal subsidiary, United States Trust Company of New York (the "Trust Company"), and its affiliates, including the Corporation.

This proxy statement and the accompanying form of proxy will be sent to shareholders on or about March 15, 1999.


You are entitled to vote if our records show that you held your Common Shares as of March 9, 1999, the record date. On the record date, there were 18,646,704 Common Shares of the Corporation outstanding and entitled to be voted at the Annual Meeting.


INFORMATION ABOUT VOTING

Each Common Share has one vote. The enclosed proxy card shows the number of Common Shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

If you are a shareholder of record (that is, if you hold Common Shares in your own name), you may vote by telephoning the toll-free number included on the proxy card or you may mark, sign, date and mail your proxy card in the postage-paid envelope provided for your convenience. If your Common Shares are held by a broker, bank or other nominee in "street name," you will receive voting instructions from them which you must follow in order to have your shares voted including, possibly, instructions to vote by telephone. When you use the telephone system, the system verifies that you are a shareholder through the use of a unique Control Number which is assigned to you. The procedure allows you to instruct the Proxies how to vote your Common Shares and to confirm that your instructions have been properly recorded.

The method by which you vote will in no way limit your right to vote at the Annual Meeting if you decide to attend in person. If your Common Shares are held in "street name," you must obtain a proxy, executed in your favor, from the institution that holds your shares to be able to vote at the Annual Meeting.

Whether you mail or telephone your instructions, your Common Shares will be voted in accordance with those instructions. If you sign and date a proxy card without marking specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not now aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented, the Proxies will have discretion to vote on those matters according to their best judgment.

VOTING BY 401(K) PLAN AND ESOP PARTICIPANTS. If you own Common Shares as a participant in the 401(k) Plan and ESOP, you will receive a single proxy card that covers both shares credited to your Plan account and shares you own of record that are registered in the same exact name. If your Plan account is not registered in the same name as your shares of record, you will receive separate proxy cards for your record and Plan holdings.

It is important to vote. The proxy card serves as a voting instruction for the Plan trustee, the Trust Company. If you do not vote the shares held in your Plan account, the Plan trustee will vote such shares in the same proportion as shares for which voting instructions are received.

REVOKING YOUR PROXY. A proxy may be revoked by a shareholder at any time prior to the time the shares are actually voted. To revoke your proxy:

     - send in another signed proxy with a later date;

     - send a letter revoking your proxy to the Corporation's Secretary at the address indicated at the top of the Notice of the Annual Meeting;

     - vote by telephone at a later date; or

     - vote in person at the Annual Meeting.

VOTES REQUIRED. The Annual Meeting will be held if a majority of the outstanding Common Shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions by telephone or mail, or if you attend the meeting in person, your Common Shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. "Broker non-votes" also count for quorum purposes.

A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under applicable rules, brokers have discretionary voting power with respect to all items described in this Proxy Statement, and there will be no broker non-votes.

     PROPOSAL 1: ELECT 8 DIRECTORS. The eight nominees who receive the most votes will be elected. By withholding authority to vote for any nominee, your vote will not count either for or against the nominee.

     PROPOSAL 2: RATIFY APPOINTMENT OF AUDITORS. The affirmative vote of a majority of the votes cast is required to ratify the appointment of the independent auditors. If you "abstain" from voting, it has no effect on the vote.

     PROPOSAL 3: INCREASE AUTHORIZED SHARES. The affirmative vote of a majority of the outstanding Common Shares is required to approve the increase in authorized shares. If you "abstain" from voting, it has the same effect as if you voted "against" the proposal.

     PROPOSAL 4: APPROVE EMPLOYEE STOCK PURCHASE PLAN. The affirmative vote of a majority of the votes cast is required for the approval of the Employee Stock Purchase Plan. If you "abstain" from voting, it has no effect on the vote.

COST OF SOLICITATION. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited by personal interview, telephone or facsimile. We expect that a number of our employees also may solicit proxies. None of these employees will receive any additional or special compensation for doing this. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,500, plus reasonable out-of-pocket expenses. We will, upon request, reimburse brokers, banks and other nominees for their expense in forwarding proxy material to their principals and obtaining their proxies.

BENEFICIAL OWNERSHIP

5% SHAREHOLDERS. The following table contains information as of the close of business on February 26, 1999 concerning beneficial ownership of Common Shares by owners of more than 5% of the outstanding Common Shares and by the Trust Company and our affiliates. Beneficial ownership means direct ownership with sole voting and dispositive power unless otherwise indicated. Other than information with respect to shares held in the 401(k) Plan and ESOP and by our affiliates, our information is based on reports filed with the Securities and Exchange Commission by each of the firms and individuals listed in the table below. If you wish, you may obtain the reports from the SEC.


                      NAME AND                                    NUMBER OF
                     ADDRESS OF                                  SHARES OWNED                 PERCENT
                  BENEFICIAL OWNER                               BENEFICIALLY                OF CLASS
-------------------------------------------------------------------------------------------------------
401(k) Plan and ESOP of United States Trust Company      3,356,471 shares (in a                     18%
  of New York and Affiliated Companies                   fiduciary capacity)
  114 West 47th Street
  New York, New York 10036
David S. Gottesman                                       1,230,400 shares (with sole               6.6%
  437 Madison Avenue                                     voting and dispositive
  New York, New York 10022                               power)(1)
United States Trust Company of New York and              1,177,674 shares (in                      6.3%
  Affiliated Companies                                   fiduciary and agency
  114 West 47th Street                                   capacities)(2)
  New York, New York 10036
-------------------------------------------------------------------------------------------------------



(1) Information with respect to David S. Gottesman has been obtained from Mr. Gottesman's filings with the Securities and Exchange Commission and from First Manhattan Co., of which Mr. Gottesman is a general partner. First Manhattan Co. holds 17,915 shares in accounts of clients as to which it may be deemed to have shared voting power and 19,780 shares as to which it may be deemed to have shared dispositive power. Mr. Gottesman disclaims beneficial ownership of all such shares held in accounts of clients. Such filings further disclose that the shares acquired by Mr. Gottesman were acquired solely for investment purposes.



(2) U.S. Trust has sole voting power as to 17,430 of such shares, shared voting power as to 57,739 of such shares, sole dispositive power as to 493,395 of such shares and shared dispositive power as to 684,279 of such shares. As a matter of policy, U.S. Trust votes Common Shares held in an agency capacity only as directed by its clients, and where it holds Common Shares as a co-fiduciary, votes such shares as directed by the other co-fiduciaries. Shares held by U.S. Trust as sole fiduciary of a trust are not voted unless specific voting instructions are given pursuant to the governing instrument.


Other than as set forth above, management of the Corporation is aware of no person who, on the record date, was the beneficial owner of more than 5% of the Corporation's outstanding Common Shares.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the Common Shares beneficially owned directly or indirectly as of February 26, 1999 by the Corporation's directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Other than Mr. Schwarz, no director or executive officer beneficially owns 1% or more of the Common Shares. All directors and executive officers as a group beneficially own 5.18% of the Common Shares.



                                                                     SHARE EQUIVALENTS
                                                                      ATTRIBUTABLE TO
                                    SHARES                          BOARD DEFERRALS AND         TOTAL HOLDINGS
                                 BENEFICIALLY       PERCENT        OFFICER DEFERRALS AND           INCLUDING
  NAME OF BENEFICIAL OWNER         OWNED(1)         OF CLASS         EIP AWARDS(2)(3)          SHARE EQUIVALENTS
----------------------------------------------------------------------------------------------------------------
H. Marshall Schwarz                196,718             1.05%              370,441                    567,159
Jeffrey S. Maurer                  165,390(4)                             165,561                    330,951
Frederick B. Taylor                181,085(5)                              92,365                    273,450
Maribeth S. Rahe                    17,218                                 17,465                     34,683
Paul K. Napoli                      75,787                                 63,755                    139,543
Eleanor Baum                         2,400                                  3,166                      5,566
Samuel C. Butler                    18,128(6)                              40,635                     58,763
Peter O. Crisp                       3,200                                 10,024                     13,224
Philippe de Montebello               5,400                                  1,547                      6,947
Robert E. Denham                     4,400                                     66                      4,466
Antonia M. Grumbach                  4,400                                    526                      4,926
Frederic C. Hamilton                63,450                                  4,207                     67,657
Peter L. Malkin                      5,000(6)                               1,801                      6,801
David A. Olsen                       5,974                                    191                      6,165
Carl H. Pforzheimer, III            35,100(7)                                  --                     35,100
Philip L. Smith                     13,400                                  1,674                     15,074
John H. Stookey                     67,800                                  3,859                     71,659
Robert N. Wilson                    14,027                                    662                     14,689
Ruth A. Wooden                       2,600                                  2,077                      4,677
All directors and executive        979,543             5.18%              826,309                  1,805,852
  officers as a group
  (numbering 21 persons)
----------------------------------------------------------------------------------------------------------------


(1) The number of shares shown for each executive officer includes shares that may be acquired upon the exercise of stock options exercisable within 60 days of February 26, 1999 as follows: Mr. Schwarz 90,668 shares, Mr. Maurer 57,625 shares, Ms. Rahe 9,500 shares, Mr. Taylor 46,250 shares, Mr. Napoli 23,124 shares, and all directors and executive officers as a group 273,415 shares.


Also included in this column are shares credited to participant accounts under the U.S. Trust 401(k) Plan and ESOP as follows: Mr. Schwarz 913 shares (401(k)
Plan) and 6,250 shares (ESOP); Mr. Maurer 29,358 shares (401(k) Plan) and 6,250 shares (ESOP); Ms. Rahe 5,389 shares (401(k) Plan) and 397 shares (ESOP); Mr. Taylor 46,769 shares (401(k) Plan) and 6,250 shares (ESOP); and Mr. Napoli 15,565 shares (401(k) Plan) and 6,192 shares (ESOP). In general, Plan participants have voting and dispositive power with respect to Common Shares held for their account in the 401(k) Plan, and have voting power with respect to Common Shares held for their account in the ESOP.


(2) Directors defer a certain portion of their cash compensation each year and may defer all cash compensation under the Board Members' Deferred Compensation Plan. For more information on the Deferred Compensation Plan, see "Directors' Compensation" below.


(3) The number of shares shown for executive officers include shares attributable to deferred awards under the 1989 Stock Compensation Plan and Predecessor Performance Plans and shares attributable to awards under the Executive Incentive Plan. For more information, see "Executive Compensation, Summary Compensation Table" below.

(4) Includes 5,000 shares owned by Mr. Maurer's wife as to which he disclaims beneficial ownership and 7,968 shares held in the Maurer family limited partnership.


(5) Includes 7,978 shares owned by Mr. Taylor's wife as to which he disclaims beneficial ownership, 400 shares held in a family trust for which Mr. Taylor is trustee, 540 shares held in a trust of which Mr. Taylor is sole trustee and in which he has a beneficial interest and 918 shares held in a family foundation of which Mr. Taylor is co-trustee.


(6) Includes 2,500 shares held in a trust of which Mr. Butler is trustee and 9,829 shares held in a trust in which he has a beneficial interest and 800 shares held in trust in which Mr. Malkin is a co-trustee.


(7) Includes 700 shares held in a profit-sharing plan of which Mr. Pforzheimer is the trustee, 3,000 shares held in a discretionary client account as to which Mr. Pforzheimer has voting and dispositive power, and 21,000 shares held in a foundation, with respect to which shares Mr. Pforzheimer has voting and dispositive power.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and certain officers to file reports of their holdings and transactions in Common Shares with the Securities and Exchange Commission. Based on the Corporation's records and other information, we believe that its executive officers and directors have complied with all SEC filing requirements except that a monthly statement of beneficial ownership on Form 4 was inadvertently filed late by Messrs. Malkin, Taylor and Wilson, respectively, in each case with respect to one transaction.

I ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting. Six are to be elected to serve for a three-year term expiring at the Corporation's annual meeting in the year 2002. One director is being elected to serve for a one-year term expiring in the year 2000 and one director for a two-year term expiring in the year 2001. In all cases, directors serve until their successors have been elected and qualified, or until their earlier death, resignation or retirement.

We believe that each nominee will be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for a substitute nominee proposed by the Board of Directors unless the Board chooses to reduce the number of directors to be elected. All of the nominees are now directors of the Corporation. All directors of the Corporation are also directors of the Trust Company and serve parallel terms on both Boards.

Below is information regarding the eight nominees and other directors whose terms of office will continue after the Annual Meeting. The year indicated in each biography is the year since which the director has been continuously a director of the Corporation or of its predecessor corporation. The age indicated in each biography is as of April 27, 1999. Information about share ownership can be found in the Share Ownership of Directors and Officers table above.

Nominees for Election


                                                                                               FIRST
                                                       PRINCIPAL OCCUPATION AND                BECAME
               NAME                 (AGE)                 BUSINESS EXPERIENCE                 DIRECTOR
------------------------------------------------------------------------------------------------------
TERM EXPIRES IN 2002

Eleanor Baum                        (59)     Dean of Engineering at The Cooper Union for        1994
                                             the Advancement of Science & Art

Eleanor Baum became dean of engineering at Cooper Union in 1987. Prior to that, she was dean at Pratt
Institute in Brooklyn and worked as an engineer in the aerospace industry. Dr. Baum is also a director of Allegheny Power Systems, Inc. and Avnet, Inc. She is the past president of the American Society for
Engineering Education and chairman of the Board of Governors of the New York Academy of Sciences. Dr.
Baum is director and past president of the Accreditation Board for Engineering & Technology,
chairperson of the Association of Engineering Schools, New York State, and an advisory board member at
Duke University, Rice University and the U.S. Merchant Marine Academy. She is a commissioner of the
Engineering Manpower Commission, serves on the board of the New York Building Congress and is a fellow of the Institute of Electrical & Electronic Engineers.

Philippe de Montebello              (62)     Director of the Metropolitan Museum of Art         1983

Mr. de Montebello has been associated with the Metropolitan Museum of Art since 1963, serving as associate curator for European paintings from 1963 to 1969, vice director for curatorial and educational affairs from 1974 to 1977 and as director since 1978. In the interim of his duties at the
Metropolitan, Mr. de Montebello served as director of the Museum of Fine Arts in Houston from 1969 to
1974. He is a member of the Advisory Board of the Skowhegan School of Painting and Sculpture and the
Columbia University Advisory Council-Departments of Art History and Archaeology. Mr. de Montebello is
a trustee of the New York University Institute of Fine Arts and the American Federation of Arts.

Peter L. Malkin                     (65)     Chairman of Wien & Malkin LLP (law firm)           1992

Mr. Malkin joined the predecessor law firm of Wien & Malkin LLP in 1958 and became a partner in the firm in 1962. He is also chairman of W & M Properties, Inc. and is a general partner in the ownership of several New York City buildings, including the Empire State Building, the Fisk Building, the
Lincoln Building, 1185 Avenue of the Americas and The International Toy Center. Mr. Malkin owns the general corporate partner in a private partnership which owns an apartment property in Staten Island,
New York, currently managed by a court-appointed receiver in a contested mortgage foreclosure proceeding for obligations which pre-date such general partner's service. Mr. Malkin is founding chairman of the Grand Central Partnership and of the 34th Street Partnership, a founding director of the Fashion Center Business Improvement District, a director of the NYC Partnership and Chamber of
Commerce, a director and member of the Executive Committee of Lincoln Center for the Performing Arts,
chairman of the Dean's Council and a member of the Overseers Committee to visit The John F. Kennedy
School of Government at Harvard University and was from 1989 through 1995, a member of the Board of
Overseers of Harvard College.

                                                                                               FIRST
                                                       PRINCIPAL OCCUPATION AND                BECAME
               NAME                 (AGE)                 BUSINESS EXPERIENCE                 DIRECTOR
------------------------------------------------------------------------------------------------------
John Hoyt Stookey                   (69)     Chairman of Suburban Propane Pts.                  1989
                                             (petrochemicals and propane)

Mr. Stookey served as president of Quantum Chemical Corporation from 1975 to 1993 when Quantum was acquired by Hanson Industries, Inc. He continued as chairman of the board of Quantum, a position he held from 1986, until 1995 when Suburban Propane was organized. Prior to joining Quantum, Mr. Stookey was president of Wallace Clark Incorporated from 1969 to 1975 and served as the U.S. Representative to both private and public banks in Mexico. He is also a director of Cyprus AMAX Minerals Co. and ACX
Technologies Inc. Mr. Stookey is the founder and president of The Berkshire Choral Institute and of
Landmark Volunteers, chairman of Per Scholas Inc. and trustee of the Berkshire School, The Clark
Foundation and The Robert Sterling Clark Foundation. He is a member of The New York Academy of Science and a fellow of the American Institute of Chemists.

Frederick B. Taylor                 (57)     Vice Chairman of the Board and Chief               1989
                                             Investment Officer of the Corporation and the
                                             Trust Company

Mr. Taylor joined the Trust Company in 1966. In 1980, he was elected a senior vice president and, in
1986, he was elected an executive vice president of the Corporation and chairman, Investment Policy of the Trust Company. Mr. Taylor was elected vice chairman and chief investment officer effective
February 1990. He is a member of the New York Society of Security Analysts and the Association for
Investment Management and Research. Mr. Taylor serves on the board of counselors of White Plains
Hospital and on the senior advisory board of the New York Chapter of the Arthritis Foundation.

Robert N. Wilson                    (58)     Vice Chairman of the Board of Johnson &            1991
                                             Johnson (health care products)

Mr. Wilson joined Johnson & Johnson in 1964. He was appointed to the Executive Committee in 1983 and was elected to the board of directors in 1986. Mr. Wilson is vice chairman of the board of directors of Johnson & Johnson and is also a member of the board of directors of Amerada Hess Corporation. He is a member of the board of directors and treasurer of the Pharmaceutical Research and Manufacturers
Association and is a trustee of the Healthcare Institute of New Jersey. He is also a member of the board of directors of the PhRMA Foundation, Inc., World Wildlife Fund and The Georgetown College
Foundation, Inc. Mr. Wilson is a director of The James Black Foundation in London.

TERM EXPIRES IN 2000

Carl H. Pforzheimer, III            (62)     Managing Partner of Carl H. Pforzheimer & Co.      1999
                                             (broker dealer; investment advisor)

Mr. Pforzheimer joined the Pforzheimer firm in 1963, became a partner in 1964 and Managing Partner in
1974. He is a director of Ampco-Pittsburgh Corporation. Mr. Pforzheimer is president of The Carl and
Lily Pforzheimer Foundation, chairman of Pace University and immediate former chairman of The Visiting
Nurse Service of New York. He is a trustee of the New York Public Library and a member of the
Executive Committee of the Committee on University Resources of the Board of Overseers of Harvard
College.

                                                                                               FIRST
                                                       PRINCIPAL OCCUPATION AND                BECAME
               NAME                 (AGE)                 BUSINESS EXPERIENCE                 DIRECTOR
------------------------------------------------------------------------------------------------------
TERM EXPIRES IN 2001

Robert E. Denham                    (53)     Partner in Munger, Tolles & Olson (law firm)       1998

Mr. Denham rejoined Munger, Tolles & Olson in June 1998 after serving as chairman and CEO of Salomon
Inc. from June 1992 through December 1997. Prior to joining Salomon as general counsel in August 1991,
Mr. Denham had worked for twenty years at Munger, Tolles & Olson. He is also a director of Amkor
Technology Inc. Mr. Denham is a director of the Independence Standards Board, vice chairman of The
Conference Board and trustee of the Natural Resources Defense Council, New School for Social Research,
Russell Sage Foundation, and Good Samaritan Hospital (Los Angeles).
Directors Continuing in Office

TERM EXPIRES IN 2001

Samuel C. Butler                    (69)     Partner in Cravath, Swaine & Moore (law firm)      1972

Mr. Butler joined the law firm of Cravath, Swaine & Moore in 1956 and was elected a partner of the firm in 1960. He is also a director of Ashland Inc. and Millipore Corporation. Mr. Butler is a trustee of the New York Public Library and of the Culver Educational Foundation.

Maribeth S. Rahe                    (50)     Vice Chairman of the Board of the Corporation      1997
                                             and the Trust Company

Prior to joining U.S. Trust as vice chairman, Ms. Rahe was with Harris Bank serving as vice chair of the board from 1995 and as senior executive vice president from 1994, executive vice president
1991-1994 and senior vice president 1988-1991. She was also with Harris Bank from 1974 to 1980. From
1980 to 1988, she held various positions with Morgan Guaranty Trust Company and J.P. Morgan Investment
Management in London and New York. Ms. Rahe is a director of Trustmark Insurance Company and
Pasquinelli Construction Company. She has served as chairman of the Private Banking Section of the
American Bankers Association. Ms. Rahe also serves on the board of Rush-Presbyterian-St. Luke's
Medical Center and is treasurer of the Foundation Board of the Committee of 200. She is a member of the Business Committee at the Metropolitan Museum of Art.

H. Marshall Schwarz                 (62)     Chairman of the Board and Chief Executive          1977
                                             Officer of the Corporation and the Trust
                                             Company

Mr. Schwarz joined the Trust Company in 1967 after a seven-year association with Morgan Stanley & Co.
In 1972, he was elected a senior vice president and head of the Banking Division. He was elected executive vice president and chief operating officer of the Trust Company's Bank Group in 1977 and chief operating officer of the Asset Management Group in 1979. Mr. Schwarz served as president of the
Corporation and the Trust Company from June 1986 through January 1990 and became chairman and chief executive officer effective February 1, 1990. He is also a director of Atlantic Mutual Companies and
Bowne & Co., Inc. Mr. Schwarz is a trustee and former chairman of the board of the American Red Cross in Greater New York and a director of the United Way of New York City. He is a trustee of Teachers
College-Columbia University and the Camille and Henry Dreyfus Foundation, Inc. and is president of the board of trustees of Milton Academy.

                                                                                               FIRST
                                                       PRINCIPAL OCCUPATION AND                BECAME
               NAME                 (AGE)                 BUSINESS EXPERIENCE                 DIRECTOR
------------------------------------------------------------------------------------------------------
Philip L. Smith                     (65)     Corporate Director and Trustee                     1987

Mr. Smith was chairman of the board and director of the Golden Cat Corporation from November 1990 to
July 1, 1995. He was chairman of the board, president and chief executive officer of The Pillsbury
Company from August 1988 through January 1989. Formerly, he had been associated with General Foods
Corporation for over 20 years, serving in his final position as chairman of General Foods and director of Philip Morris Companies, Inc. Mr. Smith is also a director of Whirlpool Corporation and Ecolab
Corporation. He is a trustee of the Bishops Foundation and of the Guardian of Dreams Foundation.

Ruth A. Wooden                      (52)     President & Chief Executive Officer of The         1994
                                             Advertising Council, Inc. (not-for-profit
                                             public service advertising)

Ms. Wooden became president and chief executive officer of The Advertising Council in August 1987.
Prior to joining The Advertising Council, she was employed with NW Ayer, Inc. for eleven years. Ms.
Wooden serves as a trustee of The Edna McConnell Clark Foundation, a director of Phoenix House
Foundation, and a director of Replication and Program Strategies, Inc. Ms. Wooden serves as an advisor to the Columbia Health Sciences Advisory Council and the Harvard University Initiative on Social
Enterprise.

TERM EXPIRES IN 2000

Peter O. Crisp                      (66)     Retired Chairman of Venrock, Inc. (venture         1992
                                             capital)

Mr. Crisp retired in September 1997 after serving as general partner of Venrock Associates from 1969 and chairman of Venrock, Inc. from 1995. He continues as an advisor to the Rockefeller family as vice chairman of Rockefeller Financial Services Inc. Mr. Crisp is also a director of Acadia Risk
Management, Inc., American Superconductor Corporation, Evans & Sutherland Computer Corp., Novacare,
Inc., Thermedics Inc., ThermoElectron Corp., ThermoPower Corporation and ThermoTrex Corp. Mr. Crisp
serves as a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, Memorial
Hospital for Cancer and Allied Diseases and Sloan-Kettering Institute for Cancer Research. He is a
director of North Shore Long Island Jewish Health System and of The Teagle Foundation.

Antonia M. Grumbach                 (55)     Partner in Patterson, Belknap, Webb & Tyler        1991
                                             LLP (law firm)

Ms. Grumbach joined the law firm of Patterson, Belknap, Webb & Tyler LLP in 1971 and became a partner of the firm in 1979. She is vice chairman of the board of trustees of the William T. Grant Foundation, co-chairman of the board of trustees of Teachers College-Columbia University, trustee of Milton
Academy and a director of The Henfield Foundation. Ms. Grumbach also served as an initial member of the Board of Advisors of the New York University program on philanthropy and the law.

Frederic C. Hamilton                (71)     Chairman of the Board of The Hamilton              1972
                                             Companies (investments and venture capital)

Mr. Hamilton serves as chairman of The Hamilton Companies. He is also a director of the American
Petroleum Institute and a member of the National Petroleum Council. Mr. Hamilton is chairman of the
Denver Art Museum Foundation, Denver Art Museum and the Graland Foundation, and a trustee of the Boys'
Club Foundation and the Boy Scouts of America. Mr. Hamilton is also a director of numerous private companies.

                                                                                               FIRST
                                                       PRINCIPAL OCCUPATION AND                BECAME
               NAME                 (AGE)                 BUSINESS EXPERIENCE                 DIRECTOR
------------------------------------------------------------------------------------------------------
Jeffrey S. Maurer                   (51)     President of the Corporation and the Trust         1989
                                             Company

Mr. Maurer joined the Trust Company in 1970 and was made manager of the Asset Management and Private
Banking Group in 1988. He was elected senior vice president in November 1980, executive vice president in May 1986, president effective February 1990 and chief operating officer in December of 1994. Mr.
Maurer is a trustee of Alfred University, a director and treasurer of The Children's Health Fund, a director of The Hebrew Home for the Aged and the Riverdale Terrance Housing Fund Developmental
Company, Inc., a member of the Advisory Board of The Salvation Army of Greater New York, and a
director of the North Shore Long Island Jewish Health System.

David A. Olsen                      (61)     Retired Chairman of the Board and Chief            1997
                                             Executive Officer of Johnson & Higgins
                                             (insurance broker/benefit consulting firm)

Mr. Olsen was associated with Johnson & Higgins for over 30 years, in sales, client work, international and office management. After the merger of Johnson & Higgins with Marsh & McLennan, Inc.
in June 1997, Mr. Olsen served as vice chairman of Marsh & McLennan until his retirement in December
1997. Prior to the merger, he had been a partner of Johnson & Higgins from 1980 and chairman and chief executive officer from 1990. Mr. Olsen is a director of Marsh & McLennan Companies and Trident Corp.
He is a trustee of Bowdoin College, a trustee and member of the Executive Committee of Sharon Hospital and co-chairman and director of the South Street Seaport Museum.

THE BOARD AND ITS COMMITTEES. The Corporation is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. Members of the Board are kept informed of the Corporation's business through discussions with the Chairman and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

During 1998, the Board met 10 times. Each director attended at least 75% of the meetings of the Board and committees on which the director served in the last year.

The Board has four standing committees. Each committee's functions, membership and number of meetings held during 1998 are described as follows.

Executive Committee -- 2 meetings in 1998

                       FUNCTIONS                                       MEMBERS
     - acts on behalf of the Board when the Board is not    Eleanor Baum
       in session except as limited by law                  Samuel C. Butler
     - considers nominees for election to the Board,        Philippe de Montebello
       including any written recommendation by a            Antonia M. Grumbach
       shareholder which is mailed to the attention of the  Jeffrey S. Maurer
       Secretary                                            H. Marshall Schwarz
     - oversees Board governance matters                    (Chairman)
                                                            John H. Stookey

Audit Committee -- 5 meetings in 1998


                       FUNCTIONS                                       MEMBERS
     - reviews adequacy of financial controls,              Samuel C. Butler
       accounting policies and reliability of financial     Antonia M. Grumbach
       information                                          David A. Olsen
     - oversees activities of internal auditor              Philip L. Smith
     - reviews engagement of and services provided by       John H. Stookey
       independent auditors                                 (Chairman)
     - evaluates reports of examinations of the
       Corporation
       including regulatory examinations

Compensation & Benefits Committee (the "Compensation Committee") -- 3 meetings in 1998

                       FUNCTIONS                                       MEMBERS
     - determines compensation and benefits for officer-    Peter O. Crisp
       directors and other executive officers               Frederic C. Hamilton
     - reviews and approves compensation and benefit        David A. Olsen
       programs                                             Philip L. Smith
     - oversees the benefit plan fiduciaries and plan       Robert N. Wilson
       administrators                                       (Chairman)
                                                            Ruth A. Wooden

Corporate Responsibility Committee -- 3 meetings in 1998

                       FUNCTIONS                                       MEMBERS
     - reviews community reinvestment activities            Eleanor Baum
     - reviews policies, programs and practices for         Philippe de Montebello
       equal employment, recruiting, safety and health,     Antonia M. Grumbach
       employee training, education and assistance          (Chairman)
     - reviews policies and practices relating to           Peter L. Malkin
       charitable                                           Robert N. Wilson
       and political contributions, ethics and investor
       relations issues

DIRECTORS' COMPENSATION

Non-employee directors received a retainer of $15,000 and 400 Common Shares in 1998, plus a fee of $1,000 for attendance at each meeting of the Board, the Executive Committee and the Corporate Responsibility Committee. The Audit and Compensation & Benefits Committee members received the retainers listed below.

Beginning in 1999, no meeting fees will be paid. Non-employee directors will receive a $26,000 cash retainer and a stock retainer of 400 Common Shares. In addition, as in 1998, U.S. Trust will credit $5,000 in the form of phantom share units to each non-employee director's deferred account under the Board Members' Deferred Compensation Plan (see below.)

In 1999, annual retainers will be paid to non-employee directors for service on Board Committees as follows:

         AUDIT COMMITTEE             CORPORATE RESPONSIBILITY COMMITTEE
         ---------------             ----------------------------------
      Chairman      $12,500                 Chairman      $5,000
      Members       $10,000                 Members       $3,000

COMPENSATION & BENEFITS COMMITTEE            EXECUTIVE COMMITTEE
      ---------------------                 --------------------
      Chairman      $10,000                 Members       $3,000
      Members         $7,000

All directors are reimbursed for travel and other out-of-pocket expenses incurred by them in attending Board or committee meetings.

Under the Board Members' Deferred Compensation Plan, non-employee directors may defer all or part of their cash retainers. All deferrals are allocated between an interest account and a phantom share unit account with a minimum of 50% of deferred amounts allocated to phantom share units ("PSUs"). Interest accounts are credited with earnings based on four available rates of return: the Trust Company's prime rate and rates of return matching those of the Standard & Poor's 500 Index, the Lehman Bros. Government/Corporate Bond Index and the IBC's Money Fund Report First Tier Average. Deferred compensation and the $5,000 annual credit are converted into PSUs on the basis of the market value of a Common Share at the time of conversion. As dividends are paid on Common Shares, PSUs earn common share dividend equivalents which are converted into additional PSUs on the basis of the market value of a Common Share on the relevant dividend payment date. Payouts of interest account balances are made in cash, and payouts with respect to PSUs consist of one Common Share for each whole PSU. A director's right to receive future payments under any deferred account is an unsecured claim against the Corporation's general assets.

COMPENSATION COMMITTEE REPORT FOR 1998

The Compensation Committee administers U.S. Trust's executive compensation program, subject to oversight review by the Boards of Directors of the Corporation and of the Trust Company. The Compensation Committee determines salary, bonus, stock options, and other benefits for senior officers. The Committee (except in the case of the Chief Executive Officer) relies upon the recommendation of the Chief Executive Officer in making such determinations.

COMPENSATION PROGRAM PHILOSOPHY. The Compensation Committee uses the compensation program to reward superior achievement and to attract, motivate and encourage long-term employment of high-caliber, service-oriented individuals. The Compensation Committee manages compensation to support the long-term interests of U.S. Trust and its shareholders by adhering to the following basic principles:

     - Compensation should reward employees based on their performance and their contribution to U.S. Trust. Compensation at all levels should be competitive with comparable organizations.

     - U.S. Trust's benefits package should be competitive and designed to encourage a career commitment to U.S. Trust.

     - Total incentive compensation will be based on overall corporate performance; individual and unit performance will determine the allocation of the total among selected participants.

     - As an employee moves up at U.S. Trust, a larger proportion of total compensation will be paid in the form of incentive compensation which will be influenced in large part by the market value of Common Shares. For the great majority of employees, incentive compensation is unlikely to exceed base salary, but incentive compensation (including stock options) at the senior executive officer level may exceed base salary by several times.

       One-half or more of the value of each executive officer's total incentive compensation is likely to be earned based on the value of Common Shares.

     - The Compensation Committee believes that the performance of U.S. Trust is best when its employees think like owners. Consequently, U.S. Trust encourages employee ownership of Common Shares and maintains an ESOP and other stock-based incentive compensation plans. Acceptance of U.S. Trust's ownership philosophy is a requirement for advancement to senior management positions. Each senior manager is expected over time to build and maintain a significant ownership position in Common Shares.

     - To further the Corporation's stock ownership philosophy for senior management, the Compensation Committee has established minimum target levels of share ownership for each of U.S. Trust's executive officers. The target levels of ownership for the executive officers named in the Summary Compensation Table in the Proxy Statement, which are expected to be achieved over a period of time, are shares having a value of eight times salary for Ms. Rahe and Messrs. Schwarz, Maurer and Taylor, and six times salary for Mr. Napoli.

COMPENSATION FOR EXECUTIVE OFFICERS IN 1998. Base salaries for executive officers are intended to provide a level of compensation that is competitive with other high caliber asset management institutions. Annual salary increases generally reflect improved individual performance, increased responsibilities and changes in the competitive marketplace. These factors involve subjective judgments made by the Compensation Committee and are not weighted. The Committee compared total compensation for U.S. Trust executive officers against total compensation paid by 55 asset management firms (banks and non-banks) to their executive officers. Total compensation for U.S. Trust's executive officers is designed, if all targets are met, to be at or above the median of total compensation levels for executives in similar positions with this comparative group of firms. Since so much of U.S. Trust's executive compensation is incentive-based, we would expect to see executives' total pay above these levels in years when performance exceeds goals and below them when performance falls short.

Incentive compensation for the executive officers in 1998 was paid under the terms of the Executive Incentive Plan (EIP), approved by shareholders in October 1995. It was based on the attainment of pre-established performance goals for the period beginning on January 1, 1998, and ending on December 31, 1998. As to the corporate performance goals, the Committee determined that the pool available for awards for this period would be a percentage, ranging upward from 30%, of a Target Awards Pool of $12.5 million, depending on the level of the Corporation's earnings per share for this period. The Corporation's earnings per share for the period resulted in an awards pool equal to 117.1% of the Target Awards Pool. An EIP award from the actual awards pool to an individual executive officer other than the Chief Executive Officer is determined by the Compensation Committee on the recommendation of the Chief Executive Officer and is based on the level of the executive officer's achievement of the goals and objectives established for him or her at the start of the year. In the case of a Named Executive Officer, an EIP award for any year may not exceed (i) the portion of his or her base salary taken into account in determining the Target Awards Pool for the year (from 160% to 200% in 1998), multiplied by (ii) the percentage obtained by dividing the actual awards pool for the year by the amount of the Target Awards Pool for the year. The Compensation Committee may reduce, but may not increase, the award as so computed to reflect the Committee's evaluation of a Named Executive Officer's individual performance or other factors which it deems appropriate. None of the awards exceeded the amount generated by applying the 117.1% award percentage to their pre-established target awards for 1998. We granted 33-40% of each executive's EIP award in restricted stock units which vest 100% after five years; the remainder was paid in cash.

We provided long-term incentive compensation for U.S. Trust's executive officers in 1998 by granting restricted stock units as part of each executive's EIP award, as described above, and by granting stock options under the 1995 Stock Option Plan approved by shareholders in October 1995. The stock option grants provide for an exercise price equal to the fair market value of Common Shares at the time of grant and vest 25% per year over four years. The size of each executive officer's stock option award was not based on arithmetic criteria but rather was based on the Compensation Committee's assessment of the individual's potential long-term contribution to U.S. Trust's financial results. Executive officers are strongly encouraged to hold shares obtained through the exercise of stock options consistent with U.S. Trust's general commitment to substantial stock ownership by its executives and the specific target levels of ownership established for each executive.

CEO COMPENSATION FOR 1998. After review of the 55-firm survey described above as well as internal compensation levels, the Committee approved a salary increase of $25,000 for Mr. Schwarz effective April 1, 1998 to $650,000 per annum. In addition, in 1998, Mr. Schwarz was awarded stock options for 14,000 Common Shares at a price of $63.625 per share, the market price of Common Shares on February 24, 1998, the date of the grant. In January 1999, the Committee also awarded Mr. Schwarz an EIP bonus of $1,250,000 for 1998, $250,000 of which he had waived prior to the award (see footnote 4 to the Summary Compensation Table below). This award was 13.6% higher than his EIP bonus for the prior year and represented 194% of Mr. Schwarz's base pay for 1998. We granted 40% of the award in PSUs which vest after 5 years; the remainder (after the waiver noted above) was paid in cash.

Compensation for Mr. Schwarz is consistent with the Committee's general policy of approximating the survey median for CEO total compensation and reflects its belief that executive compensation should be influenced by both short and long-term operating results.

MAXIMIZING THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, generally limits the amount allowable as a tax deduction for compensation paid to the chief executive officer and each of the other four most highly paid executive officers to $1 million per year for each such officer. Certain performance-based compensation is excluded from compensation subject to this deduction limit. The Committee believes that all stock options granted to the executive officers in 1998 under the 1995 Stock Option Plan, and all awards made to the executive officers for 1998 under the EIP, qualified for the exclusion for performance-based compensation under section 162(m).

The Committee intends to continue to pursue a strategy of maximizing the deductibility of the compensation paid to U.S. Trust's executive officers. However, the Committee retains the flexibility to provide compensation to any U.S. Trust executive officer in an amount that may exceed the limit for tax deductibility under section 162(m), whenever the Committee believes that payment of such compensation furthers the goals of the Committee's executive compensation program, or is otherwise in the best interest of U.S. Trust and its shareholders.

In summary, the Compensation Committee believes that its executive compensation program provides an appropriate balance between salary and short and long-term incentives with an emphasis on stock-based compensation. It intends to continue this emphasis in the future.

                                          Respectfully submitted,

                                          Robert N. Wilson, Chairman
                                          Peter O. Crisp
                                          Frederic C. Hamilton
                                          David A. Olsen
                                          Philip L. Smith
                                          Ruth A. Wooden

PERFORMANCE GRAPH. The graph below compares the cumulative total shareholder return on Common Shares with the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Index, an index currently composed of 71 financial services firms. Effective September 2, 1995, U.S. Trust's securities processing business was sold to The Chase Manhattan Corporation ("Chase") in a transaction (the "Reorganization") that was accomplished by (i) the transfer of U.S. Trust's remaining businesses to "New" U.S. Trust Corporation (the Corporation as it is now constituted), (ii) the spin-off, on a share-for-share basis, of all the shares of "New" U.S. Trust Corporation to the shareholders of "Old" U.S. Trust Corporation (which was the Corporation as it was constituted prior to the Reorganization), and (iii) the merger of "Old" U.S. Trust Corporation into Chase, with the shareholders of "Old" U.S. Trust Corporation receiving .68 of a share of Chase common stock in exchange for each outstanding common share of "Old" U.S. Trust Corporation.

Management believes that, for purposes of showing total return over a five-year period, the financial services firms comprising the Standard & Poor's Financial Index are more comparable to "New" U.S. Trust than would be a group comprised solely of banks.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG U.S. TRUST, S&P 500 AND S&P FINANCIAL INDEX

CUMULATIVE TOTAL RETURN GRAPH

                                                    U.S. TRUST CORP.                 S&P 500               S&P FINANCIAL INDEX
                                                    ----------------                 -------               -------------------
'1993'                                                      100                         100                         100
'1994'                                                    125.8                       101.3                        96.4
'1995'                                                    196.7                       139.4                       148.5
'1996'                                                    318.2                       171.4                       200.7
'1997'                                                    510.4                       228.5                       297.2
'1998'                                                    625.7                       293.8                       331.1

* Assumes (1) a $100 investment on December 31, 1993 in "Old" U.S. Trust Common Shares, the S&P 500 Stock Index, and the S&P Financial Index, and (2) the reinvestment of all dividends, including the value of the Chase common stock received in the Reorganization, in the Common Shares of "Old" U.S. Trust and "New" U.S. Trust (i.e., the Corporation).

EXECUTIVE COMPENSATION

Summary Compensation Table

The Table below shows cash and other compensation paid or accrued to the CEO and the four other most highly compensated executive officers ("Named Executive Officers") during the last three fiscal years for services rendered in all capacities to U.S. Trust. Ms. Rahe became an Executive Officer at the time she joined U.S. Trust on June 30, 1997:

                                     ANNUAL                LONG-TERM
                                     COMPENSATION          COMPENSATION
                                     -----------------     ------------------------------
                                                           AWARDS               PAYOUTS
                                                           -------------------  ---------
                                                                        STOCK   LONG-TERM   ALL OTHER
                                                           RESTRICTED   OPTION  INCENTIVE   COMPEN-
                                     SALARY    BONUS       UNITS        AWARDS  PAYOUTS     SATION(3)
NAME AND PRINCIPAL POSITION    YEAR  ($)       ($)         ($)(1)       (#)     ($)(2)      ($)
-----------------------------------------------------------------------------------------------------
H.M. Schwarz                   1998  644,231   499,356(4)   492,644     14,000         0      57,000
  Chairman, CEO                1997  619,231   728,036      363,964     28,000         0     101,000
                               1996  623,077   657,572      328,736     35,000   758,472      24,096

J.S. Maurer                    1998  505,385   527,500      364,500     12,500         0      60,500
  President, COO               1997  485,385   514,692      257,308     25,000         0      57,500
                               1996  488,077   461,950      230,941     26,000   654,582       7,500

F.B. Taylor                    1998  505,385   427,500(4)   314,500     10,000         0      69,250
  Vice Chairman,               1997  485,385   544,694      272,306     20,000         0      65,750
  Chief Investment             1996  488,077   461,950      230,941     21,000   549,297       7,500
  Officer

M.S. Rahe(5)                   1998  440,385   424,577      267,423      8,000         0      50,750
  Vice Chairman                1997  212,500   400,000            0     30,000         0      13,250
                               1996        0         0            0          0         0           0

P.K. Napoli                    1998  351,539   341,350      170,649      5,000         0      37,250
  Executive Vice               1997  335,846   321,349      160,651     10,000         0      35,000
  President                    1996  331,154   276,715      138,337     10,500   362,537       7,500
-----------------------------------------------------------------------------------------------------


(1) Each dollar value shown in this column (other than the amount shown for Ms. Rahe in 1997; see footnote (5)) is the Restricted Units Portion of an EIP award. Such dollar values for 1998 were converted into Restricted Units, on February 23, 1999, as follows, based on the average of the high and low market prices of a Common Share on that date: Mr. Schwarz -- 6,504 units; Mr. Maurer -- 4,812 units; Mr. Taylor -- 4,152 units; Ms. Rahe -- 3,530 units; and Mr.
Napoli -- 2,253 units. A holder of Restricted Units is credited with additional units in respect of dividends that would be paid on the Common Shares underlying his or her Restricted Units. The number and value of the Named Executive Officers' aggregate Restricted Unit holdings at the end of the Corporation's last fiscal year (December 31, 1998), not including the above-mentioned February 1999 awards, were as follows: Mr. Schwarz -- 16,675 units ($1,267,329); Mr. Maurer -- 11,739 units ($892,200); Mr. Taylor -- 11,944 units ($907,747); Ms.
Rahe -- 17,267 units ($1,312,277) and Mr. Napoli -- 7,093 units ($539,041).


(2) These amounts are the dollar value of awards of Performance Share Units earned by the Named Executive Officers under the 1989 Stock Compensation Plan for the performance cycle ended in 1996. No awards under the 1989 Stock Compensation Plan were made in 1997 or 1998 and no further awards will be made in the future.

(3) See following table for identification and amounts of components.

(4) The 1998 bonus amounts shown for Mr. Schwarz and Mr. Taylor do not include $250,000 waived by Mr. Schwarz and $100,000 waived by Mr. Taylor pursuant to split-dollar insurance agreements with the Corporation. Under these agreements, Mr. Schwarz waived his right to receive the first $250,000 and Mr. Taylor waived his right to receive the first $100,000 of the cash portions of any EIP awards otherwise payable to them for each of the years 1998 through 2001 (in the case of Mr. Schwarz) and for each of the years 1998 through 2002 (in the case of Mr. Taylor), and the Corporation has agreed to pay equivalent amounts of annual premiums for insurance policies on each of their lives. The Corporation is the owner of each of these policies but has endorsed to Mr. Schwarz and Mr. Taylor the right to name beneficiaries for their respective policies' death benefit proceeds in excess of the Corporation's aggregate premium payments under the policies.

(5) As noted above, Ms. Rahe joined U.S. Trust on June 30, 1997. On that date, she was granted 17,000 restricted stock units which will vest on June 30, 2000 and 30,000 stock options at $46.438 which vest and become exercisable in four equal, cumulative installments on each of the first through fourth anniversaries of the grant. $13,250 was credited to the Benefit Equalization Plan on behalf of Ms. Rahe in 1997. She was not eligible for the ESOP.

All Other Compensation in 1998

The following table lists "All Other Compensation" paid or accrued to each of the Named Executive Officers.

                                                       EMPLOYER
                                                     CONTRIBUTION         BEP
                                                      TO ESOP(1)     ALLOCATION(2)    TOTAL
                      NAME                               ($)              ($)          ($)
--------------------------------------------------------------------------------------------
H.M. Schwarz                                         8,000           49,000           57,000
J.S. Maurer                                          8,000           52,500           60,500
F.B. Taylor                                          8,000           61,250           69,250
M.S. Rahe                                            8,000           42,750           50,750
P.K. Napoli                                          8,000           29,250           37,250
--------------------------------------------------------------------------------------------

(1) Represents the 1998 employer contribution to the ESOP portion of the 401(k) Plan and ESOP on behalf of each of the Named Executive Officers.

(2) Represents the amounts credited as of December 31, 1998, to the Benefit Equalization Plan, a non-qualified defined contribution supplemental retirement plan.

1998 Option Grants Table

The following table shows options granted during 1998 to the Named Executive Officers, including potential gains that these officers would realize under two stock price growth-rate assumptions compounded annually. Under the 5% growth-rate assumption, the indicated values would be realized if the stock price reached $103.64 per share at the end of the option term (10 years from grant). Under the 10% growth-rate assumption, the indicated values would be realized if the stock price reached $165.03 per share.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                                                                  STOCK PRICE
                                                                                APPRECIATION FOR
                                        INDIVIDUAL GRANTS                        OPTION TERM(1)
                       ---------------------------------------------------    --------------------
                       NUMBER OF
                       SECURITIES   % OF TOTAL
                       UNDERLYING    OPTIONS
                        OPTIONS     GRANTED TO     EXERCISE OF
                        GRANTED    EMPLOYEES IN    BASE PRICE   EXPIRATION
        NAME              (#)      FISCAL YEAR       ($/SH)      DATE(2)      5% ($)      10% ($)
--------------------------------------------------------------------------------------------------
H.M. Schwarz           14,000      3.66%           63.625        02/24/08     548,786    1,401,470
J.S. Maurer            12,500      3.27%           63.625        02/24/08     489,987    1,251,312
F.B. Taylor            10,000      2.61%           63.625        02/24/08     391,990    1,001,050
M.S. Rahe              8,000       2.09%           63.625        02/24/08     313,592      800,840
P.K. Napoli            5,000       1.31%           63.625        02/24/08     195,995      500,525
--------------------------------------------------------------------------------------------------

(1) Annual growth-rate assumptions are prescribed by rules of the Securities and Exchange Commission and do not reflect actual or projected price appreciation of the Common Shares.

(2) Each option will vest and become exercisable in four equal, cumulative installments on each of the first through fourth anniversary dates of the date of grant (February 24, 1998).

Aggregated Option Exercises in 1998 and Year-End Option Values

The following table shows the stock option exercises by each Named Executive Officer in the fiscal year ended December 31, 1998. It also shows the number of vested and unvested unexercised options, and the value of vested and unvested unexercised in-the-money options, as of December 31, 1998.

                                                               NUMBER OF
                                                              SECURITIES                    VALUE OF
                                                              UNDERLYING                   UNEXERCISED
                                                              UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS AT                   OPTIONS AT
                         SHARES                               YEAR-END(#)                YEAR-END($)(2)
                       ACQUIRED ON       VALUE         -------------------------    -------------------------
        NAME           EXERCISE(#)   REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
H.M. Schwarz              4,000         177,250             40,164/132,832             1,979,853/5,951,770
J.S. Maurer                   0               0             41,750/126,750             2,101,188/5,615,875
F.B. Taylor                   0               0             33,500/101,500             1,686,188/4,497,938
M.S. Rahe                     0               0              7,500/ 30,500               221,715/  764,145
P.K. Napoli                   0               0             16,750/ 38,750               843,094/1,634,869
-------------------------------------------------------------------------------------------------------------

(1) Aggregate market value on the date(s) of exercise less aggregate exercise price.

(2) Total value of unexercised options is based on the difference between aggregate market value of the Common Shares at $76 per share, the closing price on December 31, 1998, and aggregate exercise price.

RETIREMENT BENEFITS. The Named Executive Officers participate in the Employees' Retirement Plan of United States Trust Company of New York and Affiliated Companies (the "Retirement Plan"), a tax qualified noncontributory defined benefit pension plan. An annual pension benefit equal to a percentage (based on credited years of service up to a maximum of 35 years) of average base salary (based on a participant's highest five consecutive years of base salary during the last ten plan years of employment), reduced by a portion of such participant's annual Social Security covered compensation is payable after retirement in the form of an annuity.

The amount of benefits payable from the Retirement Plan trust is limited by the restrictions applicable to qualified plans under the Internal Revenue Code. The table below shows the annual pension benefit accrued as of December 31, 1998 and the estimated annual pension benefit payable upon retirement at normal retirement age (65) as a single life annuity under the Retirement Plan to the Named Executive Officers:

                                                          ANNUAL RETIREMENT     ESTIMATED ANNUAL
                                                           BENEFIT ACCRUED     RETIREMENT BENEFIT
                          NAME                             AS OF 12/31/98          AT AGE 65
-------------------------------------------------------------------------------------------------
H.M. Schwarz                                                  $117,400              $121,500
J.S. Maurer                                                     99,200               107,400
F.B. Taylor                                                    118,200               121,400
M.S. Rahe(1)                                                     6,900                55,200
P.K. Napoli                                                     53,200                85,600
-------------------------------------------------------------------------------------------------

(1) Benefits under the Retirement Plan vest after five years of service. Ms. Rahe will vest in her Retirement Plan benefits on June 30, 2002.

In addition, under the Corporation's Benefit Equalization Plan (the "BEP"), an amount is credited each year to the account of a Retirement Plan participant equal to a specific percentage (based on the participant's age at December 31 of such year) of the participant's base salary in excess of the Internal Revenue Code compensation limitation ($160,000 in 1998). Such amounts credited to the Named Executive Officers are included under the caption "All Other Compensation" in the Summary Compensation Table above. At retirement, a participant is paid, in addition to his or her benefit under the Retirement Plan, the value of his or her individual BEP account, partly in cash and partly in Common Shares, in either a lump sum or installments.

CHANGE IN CONTROL PROVISIONS. U.S. Trust's compensation and benefit plans generally provide for the acceleration of the payment of benefits in the event of a "change in control" of the Corporation, unless the Board of Directors otherwise determines prior to such change in control (or not later than 45 day thereafter in certain circumstances). A "change in control" means: (i) 20% or more of the Common Shares have been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation; (ii) a merger or equivalent combination has occurred after which 49% or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Corporation; or (iii) 20% or more of the directors elected by shareholders to the Board of Directors of the Corporation are persons who were not nominated by the Board of Directors or Executive Committee of the Board of Directors in the most recent proxy statement of the Corporation.


Upon a change in control (a) all stock options granted and held under the 1995 Stock Option Plan would become immediately exercisable; (b) each outstanding but unexercised option under the 1995 Stock Option Plan would be canceled, and an amount equal to the excess of the Determined Value (as defined) of the Common Shares subject to such option over the aggregate purchase price of such Common Shares under such option would become payable in cash; (c) all deferred awards under the 1989 Stock Compensation Plan ("Stock Plan") would become immediately payable in cash in an amount equal to the sum of the Interest Portion (as defined) of such awards and the Determined Value (as defined) of the number of Common Shares corresponding to the number of units included in the phantom share unit portion of such awards; (d) benefit equalization units previously granted under the Stock Plan (a form of phantom share unit) would become immediately payable in cash in an amount equal to the Determined Value (as defined) of the number of Common Shares corresponding to the number of benefit equalization units credited to the participant; (e) awards under the EIP for the year in which the change in control occurs would be deemed to have been earned in full and to the maximum extent, and would be immediately payable in cash; (f) Restricted Units would become immediately vested, and cash would become payable in an amount equal to the Determined Value (as defined in the applicable Plan) of such Restricted Units; (g) accounts under the Executive

Deferred Compensation Plan would become immediately payable; and (h) excess pension benefits under the BEP would become immediately payable in cash.

The Retirement Plan provides that, if it is terminated within four years after a change in control, surplus assets in the plan would be applied (subject to the Internal Revenue Code and other tax qualification requirements) to increase on a pro rata basis the pension benefits payable to all qualified participants, including the Named Executive Officers.

The 1990 Change in Control and Severance Policy for Top Tier Officers provides each Named Executive Officer with severance benefits (i) in the event of such officer's involuntary termination (as defined in such plan) of employment within two years following a change in control or (ii) in the case of a member of the Office of the Chairman, in the event of such officer's voluntary termination of employment within six months following a change in control. Such benefits would be payable in cash in an amount equal to the sum of (a) two times such officer's then current annual base salary, (b) two times the average of the highest three of the previous five year's awards to such officer under the EIP and (c) 26 times such officer's then current weekly base salary. In addition, the policy provides for a "gross-up" payment in an amount that is intended to make the officer whole, on an after-tax basis, for any excise tax imposed on payments or Change in Control Benefits under section 280G of the Internal Revenue Code.

The Corporation and the Trust Company have entered into "Benefit Protection Agreements" with each Named Executive Officer which provide for the payment of the Change in Control Benefits that otherwise would be payable to such officers under each of the plans or agreements described above if a change in control occurs, even if the Board of Directors should determine that the transaction in question should not be treated as a change in control for purposes of any one or more of such plans or agreements.

BENEFIT PROTECTION TRUSTS. Certain of the benefit and compensation plans maintained by the Corporation and the Trust Company will be supported by the following grantor trusts, the assets of which are subject to the claims of the Corporation's and the Trust Company's respective creditors: the U.S. Trust Corporation Benefits Protection Trust I; U.S. Trust Corporation Benefits Protection Trust II; and the United States Trust Company of New York and affiliated Companies Executive Benefits Protection Trust. The U.S. Trust Corporation Benefits Trust I also supports certain benefits payable under the Board Members Deferred Compensation Plan.

Upon a change in control (as defined in the applicable plans and trust agreements), the trust funds would be used to make benefit payments to the officers and Board members.

No contributions have been made to the trusts to date.

IIRATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the year 1999 and a resolution will be presented to the Annual Meeting to ratify the appointment. Coopers & Lybrand L.L.P. served as independent auditors for U.S. Trust and its predecessor for many years prior to its merger with Price Waterhouse. In their capacity as independent auditors for the year 1998, PricewaterhouseCoopers LLP performed the following services:

     - audited the consolidated financial statements of the Corporation and of certain of the subsidiaries of the Corporation and the Trust Company;

     - audited the financial statements of the Trust Company's employee benefit plans as required by the Employee Retirement Income Security Act of 1974 as amended;

     - audited the financial statements of the Pooled Pension and Profit Sharing Trust Funds and Discretionary Trust Funds administered by the Trust Company;

     - conducted limited reviews of the quarterly financial information that is reported to shareholders; and

     - conducted special internal accounting control reviews with respect to certain aspects of the Trust Company's trust and fiduciary responsibilities.

Representatives of PricewaterhouseCoopers LLP, will be present at the Annual Meeting with the opportunity to make a statement if they wish to do so. They also will be available to respond to appropriate questions. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board.


IIIAMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
   AUTHORIZED COMMON SHARES FROM 40 to 70 MILLION



We propose to amend Article IV of the Certificate of Incorporation to increase the number of authorized Common Shares from 40 to 70 million. Of the 40 million shares authorized for issuance under our Certificate of Incorporation, there are approximately 16.4 million shares unissued and unreserved. As of the record date, there were approximately 18.6 million shares issued and outstanding and approximately 5,000,000 million reserved for issuance under employee benefit plans and earn-outs.


Our proposed amendment increases the number of authorized Common Shares by 30 million.

     -- The rights of additional authorized shares would be identical to the rights of shares you now hold.

     -- The authorization will not, in itself, have any effect on your rights as a shareholder. If the Board were to issue additional shares for other than a stock split or dividend, however, it could have a dilutive effect on the Corporation's earnings per share and on your voting power in the Corporation. Holders of Common Shares have no pre-emptive rights to acquire more Common Shares in connection with future issuances of Common Shares

     -- This proposal is not in response to any effort we know of to accumulate
        U.S. Trust Common Shares or to obtain control of U.S. Trust.

     -- The Board has no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares.

We believe that the proposed increase is in the best interests of the Corporation and our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, for stock splits and stock dividends, acquisitions and mergers, employee benefit plans and for other programs to facilitate expansion and growth.

     -- By having additional shares readily available for issuance, the Board will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders.

        For example, today, if the Board determined that a stock split were advisable to enhance your liquidity or to achieve a more attractive market price for a broader spectrum of investors, the Board would not have sufficient authorized shares available to effect a two for one split.

     -- The Board may only issue additional Common Shares without action on your part if the action is permissible under New York law and the rules of the exchange on which our Common Shares are listed.


Authorized Common Shares could be issued privately to one or more acquirors friendly to the Corporation's management in the context of a hostile bid for control of the Corporation. In addition, the Corporation's Shareholder Rights Plan, as well as certain existing provisions of the Corporation's Certificate of Incorporation and By-laws and the New York Business Corporation Law, may have the effect of rendering more difficult, and thereby discouraging, an attempt to acquire control of the Corporation that the Board of Directors considers to be unfair or not in the best interests of the shareholders.

IV.APPROVAL OF PROPOSED U.S. TRUST CORPORATION EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors adopted the Plan in October 1998, subject to shareholder approval. The following is a summary of the Plan. Please refer to Exhibit A attached to this Proxy Statement for the full text of the Plan.

PURPOSE. The purpose of the Plan is to increase employee stock ownership by providing eligible employees with a convenient method of purchasing U.S. Trust Common Shares at a discount from the market price through bi-weekly payroll deduction.

ELIGIBLE PARTICIPANTS AND TAX TREATMENT. The Plan was offered to full and part-time employees (at least 20 hours per week) who were employed on or before August 31, 1998 by the Trust Company or its Affiliated Entities. Approximately 1,700 persons are currently eligible to participate in the Plan, and 663 persons are currently participating in the 1998 offering thereunder (subject to shareholder approval of the Plan), including all executive officers of the Corporation. The Plan is designed to qualify under Section 423 of the Internal Revenue Code. As a result, federal income taxes on the purchase discount and any appreciation on the shares generally will be deferred until the employee sells the shares.

MAXIMUM NUMBER OF SHARES. 350,000 shares. The maximum number of shares to be issued under the Plan is subject to adjustment for any changes affecting the capital structure of the Corporation.

TERM. The Plan commenced on January 1, 1999, and will terminate when all shares approved for issuance have been purchased, unless the Board of Directors, at its discretion, terminates the Plan sooner.

PAYROLL DEDUCTION. Employees may elect to deduct between one and ten percent of their base pay on an after-tax basis to purchase shares under the Plan, subject to a limit of $25,000 in any calendar year. These payroll deductions will be held in the Excelsior Money Fund. Interest earned during the offering period (calendar year) will be used to purchase additional shares.

SHARE OPTION GRANT. An employee will be automatically granted an option to purchase the maximum number of shares that can be purchased with the amount of payroll deductions and interest accumulated in his or her account during each offering period (calendar year).

SHARE OPTION EXERCISE. The option will be automatically exercised as of the end of each calendar year.

SHARE PURCHASE PRICE. The share purchase price will be the lower of 85% of the fair market value on the first or last day of the applicable offering period.

DIVIDENDS. All dividends payable on shares allocated to an employee's account will be used to purchase additional shares at then current market values during the applicable offering period.

SHARE ISSUANCE. An employee can elect to receive shares while employed only after a required 5 year holding period for each allocation of stock.

TERMINATION OR SUSPENSION. An employee may suspend payroll deductions at any time. However, any suspension from the Plan will require new enrollment by the employee in a subsequent offering period.

CHANGE IN CONTROL. In the event of a change in control of the Corporation, the exercise date of a share option granted under the Plan will be accelerated to occur before the date of a change in control.

SHAREHOLDER APPROVAL. The adoption of the Plan requires shareholder approval within 12 months of the date of adoption.

AMENDMENTS. The Plan may be amended at any time by the Board of Directors, except that no amendment will be permitted that would jeopardize the tax-qualified status of the Plan. Shareholder approval is required in order to increase the maximum number of shares that may be issued under the Plan or to change any eligibility requirements.

VMISCELLANEOUS

DIRECTORS AND OFFICERS LIABILITY INSURANCE

On August 1, 1998, the Corporation purchased directors' and officers' liability insurance covering all directors and officers of the Corporation and its affiliates serving at any time during the term of the policies from the following underwriters: Lloyd's of London, St. Paul Mercury Insurance Company, Federal Insurance Company (CHUBB), Travelers Casualty and Surety Company of America, Gulf Insurance Company, Steadfast Insurance Company (Zurich), Reliance Insurance Company, Continental Casualty Company (CAN), Gulf Insurance Company and Executive Risk Idemnity, Inc.

These policies are for a three-year term at a total premium expense of $908,558.

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

Some of the Corporation's directors are U.S. Trust customers and some of the directors are officers of corporations or members of partnerships which are U.S. Trust customers. As customers, they have had transactions in the ordinary course of business, including borrowings, all of which were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features. In the ordinary course of business, we use the products or services of a number of organizations with which directors of the Corporation are affiliated as officers or partners and we expect to have similar transactions with such organizations in the future. Mr. Butler, Ms. Grumbach and Mr. Malkin are each partners in law firms that provide legal services to U.S. Trust from time to time. We believe that these transactions have been on terms that were at least as favorable as those available from other service providers.

INFORMATION ABOUT SHAREHOLDER PROPOSALS

If you wish to submit a proposal to be included in our proxy statement for the Annual Meeting of Shareholders in 2000, we must receive it on or before November 15, 1999. Please address your proposal to: CAROL A. STRICKLAND, SECRETARY, U.S. TRUST CORPORATION, 114 WEST 47TH STREET, NEW YORK, NEW YORK 10036.

Under our By-laws (effective following the 1999 Annual Meeting), if you wish to nominate a director or bring other business before the shareholders at our Annual Meeting in 2000:

     - You must notify the Secretary in writing no earlier than December 27, 1999 and no later than January 27, 2000.

     - However, if we set as our annual meeting date, a date prior to March 27, 2000, or after May 27, 2000, you may notify us no later than 10 days after we either mail the notice of such meeting to you or publicly disclose the meeting date.

     - Your notice must contain the specific information required in our By-laws. In addition, as a result of recent amendments to the federal proxy rules, if we do not receive notice of your proposal until after January 27, 2000, it will be considered "untimely" and we may properly use our discretionary authority to vote the proposal.

Please note that these By-law requirements relate only to matters that you wish to bring before your fellow shareholders at our Annual Meeting in the year 2000. They do not apply to proposals that you wish to have included in our 2000 proxy statement.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Secretary of the Corporation.

Dated: March 15, 1999

Carol A. Strickland
Secretary

                                                                       EXHIBIT A

                             U.S. TRUST CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE.


The purpose of the U.S. Trust Corporation Employee Stock Purchase Plan (the "Plan") is to offer employees of United States Trust Company of New York (the "Company") and Affiliated Companies an incentive to invest in common shares, par value $1 per share (each, a "Share") of U.S. Trust Corporation (the "Corporation") by permitting eligible employees to purchase Shares at below-market prices, and increase employee ownership of the Corporation's Shares. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").


2.   DEFINITIONS.

Capitalized terms used in this Plan shall have the following meanings unless defined elsewhere herein.

"Affiliated Company" means the Company and any corporation of which not less than 50% of the voting shares are held by the Corporation or a subsidiary within the meaning of Section 424 of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a subsidiary.

"Board of Directors" means the Board of Directors of U.S. Trust Corporation.

"Change in Control" means that any of the following events has occurred:

          a. 20% or more of the Shares has been acquired by any person (as defined by Section 3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation;

          b. there has been a merger or equivalent combination after which 49% or more of the voting shares of the surviving corporation is held by persons other than former shareholders of the Corporation; or

          c. 20% or more of the directors elected by shareholders to the Board of Directors are persons who were not nominated by the Board of Directors or the Executive Committee of the Board of Directors in the most recent proxy statement of the Corporation;

provided, however, that notwithstanding anything in the Plan to the contrary, no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 18(c) shall exist, to the extent that the Board of Directors so directs by resolution adopted prior to the Change in Control, or not later than 45 days after the Change in Control if the percentage of Shares acquired or directors elected under clause (a) or (c) of the foregoing definition of Change in Control shall be at least 20% but less than 25%. Any resolution of the Board of Directors adopted in accordance with the provisions of this definition directing that a Change in Control shall be deemed not to have occurred for purposes of this Plan and that Section 18(c) or either Section 2(a) or (c) shall not become effective, may be rescinded or countermanded at any time with or without retroactive effect.

"Committee" means the group of individuals administering the Plan, which shall be the Administrative Committee or any other committee designated or established by the Compensation and Benefits Committee of the Board of Directors for the purpose of administering the Plan.

"Compensation" means base salary and shift differential. Compensation shall not include overtime, incentive compensation, incentive payments or bonuses, expense reimbursements, long-term disability and workers' compensation payments, lump-sum payments due to death, termination of employment or layoff, non-taxable fringe benefits, and payments or discounts under any stock purchase or option plan.

"Exercise Date" means the last Trading Day of each Offering Period.

"Fair Market Value" means the value of a Share on a given date, determined based on the closing price for a Share, as reported on the NASDAQ National Market System or any stock exchange upon which the Shares may be listed ("Exchange"), or if the Exchange is not open for trading on such date, on the nearest preceding date on which the Exchange is open for trading.

"Participant" means any individual who is eligible to participate in the Plan and enrolls in the Plan in the manner set forth in Section 4 hereof.

"Offering Period" means each calendar year during which an option to purchase Shares is granted and may be exercised. The initial Offering Period under this Plan shall be the calendar year commencing January 1, 1999.

"Purchase Price" means an amount equal to 85% of the lower of the Fair Market Value of a Share on the first Trading Day of an Offering Period or on the Exercise Date, but in no event less than the par value of a Share.

"Trading Day" means any day on which the Exchange is open for trading.

3.   OFFERING PERIODS.

The Plan shall be implemented by consecutive Offering Periods, with the first Offering Period commencing on January 1, 1999, and each subsequent Offering Period commencing on January 1 of each calendar year thereafter, continuing until the Plan is terminated in accordance with Sections 19 or 22 hereof.

4.   ELIGIBILITY; PARTICIPATION.

a. ELIGIBLE EMPLOYEES. Any individual who was employed by the Company or an Affiliated Company on or prior to the August 31 preceding the beginning of an Offering Period, and whose customary employment with the Company or such Affiliated Company is at least twenty (20) hours per week shall be eligible to participate in the Plan. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on medical leave, maternity leave or any other leave of absence approved by the Company or any Affiliated Company.

b. ENROLLMENT. Any Eligible Employee who is eligible to participate in the Plan may do so by enrolling in the Plan and authorizing payroll deductions in the manner prescribed by the Committee not later than December 15 prior to the commencement of any Offering Period. An Eligible Employee who has elected to enroll in the Plan for an Offering Period and has not suspended payroll deductions shall automatically continue to participate in the Plan in each successive Offering Period with the same terms applicable unless the Eligible Employee makes an election described in Section 5(c).

c. LIMITATIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan, no Participant shall be granted an option under the Plan if immediately after the grant, (i) such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own capital stock of the Corporation and/or hold outstanding options to purchase any class of capital stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or any Affiliated Company thereof, or (ii) the Participant's rights to purchase capital stock under all Section 423 employee stock purchase plans of the Corporation and its affiliates would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of capital stock (determined at the Fair Market Value of such capital stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

5.   PAYROLL DEDUCTIONS.

a. AMOUNT. At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made on each pay day during each Offering Period in an amount equal to a percentage (not to exceed ten percent (10%)) of the Compensation which the Participant received on each such pay day. All payroll deductions shall be withheld in whole percentages only. All payroll deductions shall be credited to a Trust maintained by the Company for Participants under the Plan. A Participant may not make any additional payments into such account.

b. COMMENCEMENT. Payroll deductions shall commence in the first practicable payroll period of the Offering Period following the Participant's enrollment in the Plan and shall end in the last practicable payroll period of the Offering Period during which the Participant is enrolled in the Plan, unless suspended by the Participant pursuant to Subsection (c) hereinbelow or if the Participant ceases to participate in the Plan for any of the reasons stated in Sections 11 or 12 hereof.

c. ADJUSTMENTS. A Participant may decrease the rate of payroll deductions or suspend all future payroll deductions during an Offering Period by notifying the Committee in the manner prescribed by the Committee, and such change will be effective with the next practicable payroll period. In the event a Participant suspends all payroll deductions, the Participant shall not be entitled to renew payroll deductions until a subsequent Offering Period. The Committee may, in its discretion, limit the number of payroll deduction rate changes and prescribe the effective dates thereof during any Offering Period.

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4(c) hereof, the Company may decrease a Participant's payroll deductions or suspend same at any time during an Offering Period.

6.   GRANT OF OPTION.

On the first Trading Day of each Offering Period, each Participant shall be granted an option to purchase, exercisable on each Exercise Date, that number of Shares determined by dividing the aggregate amount of payroll deductions and accrued interest accumulated during the Offering Period and retained for the Participant as of such Exercise Date, by the Purchase Price; provided however, that such purchase shall be subject to the limitations set forth in Sections 4(c) and 15 hereof. The option shall expire on the last Trading Day of the Offering Period.

7.   EXERCISE OF OPTION.

On each Exercise Date, each Participant's option to purchase Shares under the Plan shall be exercised automatically, and the maximum number of whole and fractional Shares subject to such option shall be purchased for the Participant at the Purchase Price, with the aggregate amount of payroll deductions and accrued interest accumulated for the Participant, unless the Participant has terminated employment or ceases to be eligible to participate in the Plan as provided for in Sections 11 or 12 hereof.

8.   PARTICIPANT ACCOUNTS.

a. STATEMENT. Individual recordkeeping accounts shall be maintained for each Participant. Shares purchased for the account of each Participant shall be credited thereto as of the close of business on the Exercise Date. As soon as practicable following each Offering Period, a statement of account shall be sent to each Participant, setting forth the amount of payroll deductions, interest accrued during the Offering Period, the Purchase Price, and the number of Shares purchased.

b. PARTICIPANT SHARES. Shares purchased for the account of each Participant shall be held in a trust maintained for the benefit of Participants by the Company.

c. VOTING RIGHTS; DIVIDENDS. A Participant shall have all ownership rights with respect to the Shares credited to the Participant's account, including the right to direct the vote of such Shares. Any dividends or distributions which may be declared thereon by the Board of Directors will be reinvested in additional Shares for the Participant. Such additional shares shall be purchased on the open market as soon as practicable after the dividend payment is received.

9.   TAXES.

At the time an option is exercised, in whole or in part, or at the time all of a portion of the Shares purchased under the Plan are disposed of, the Participant must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Affiliated Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Affiliated Company to meet applicable withholding obligations, including any withholding required to make available to the Affiliated Company any tax deductions or benefits attributable to any sale or early disposition of Shares by the Participant.

10.   PURCHASE FOR INVESTMENT PURPOSE.

The Plan is intended to provide Shares for investment and not for resale. A Participant who is an employee of the Company or an Affiliated Company, must hold Shares purchased under the Plan for five years from the Exercise Date. A Participant may request that a certificate in the Participant's name be issued for all or a portion of Shares credited to the Participant's account for at least five years. A Participant may sell such Shares at any time thereafter, subject to compliance with any applicable federal or state securities laws. The Committee shall be entitled to presume that a Participant has disposed of any Shares for which the Participant has requested a certificate. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Corporation may deem advisable under all applicable laws, rules, and regulations, and the Corporation may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

11.   TERMINATION OF PLAN PARTICIPATION.

a. TERMINATION OF PARTICIPATION. A Participant may terminate participation in the Plan by notifying the Committee thereof in the manner prescribed by the Committee. Following the effective date of such notice, the Participant's payroll deductions shall cease with the next practicable payroll period.

All payroll deductions, and interest accrued thereon credited for the Participant during the Offering Period, but not yet used to purchase Shares, shall be applied to such purchase on the next Exercise Date.

b. RENEWAL OF PARTICIPATION: If a Participant terminates participation in the Plan, the Participant must re-enroll in the Plan to renew participation. Termination of participation in the Plan shall not have any effect upon the Participant's eligibility to participate in any similar plan which may hereafter be adopted by the Company.

c. TERMINATION OF EMPLOYMENT. As soon as practicable after the end of the quarter following a Participant's termination of employment for any reason, including retirement, a Participant shall receive (i) certificates for all of the full Shares and cash in the amount of the Fair Market Value of the partial Shares credited to the Participant's account and (ii) shall receive a distribution of all payroll deductions and interest accrued thereon credited to the Participant's account but not yet used to purchase Shares. Each Participant agrees, by enrolling in the Plan, to notify the Committee of any sale or other disposition of Shares held by the Participant which occurs within one (1) year from the Exercise Date, indicating the number of such Shares disposed of.

12.   TERMINATION OF ELIGIBILITY.

If a Participant ceases to be eligible to participate in the Plan for any reason, the Participant's payroll deductions shall cease as of the effective date of such termination of eligibility. All payroll deductions, and interest accrued during the Offering Period, if any, credited for the Participant but not yet used to purchase Shares, shall be distributed to the Participant as soon as practicable.

13.   TRANSFER.

A Participant may not assign, transfer, pledge or otherwise dispose of (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) any payroll deductions credited to the account of the Participant or any right to exercise an option or receive Shares under the Plan. Any such assignment, transfer, pledge or other disposition shall be without effect. Each option is exercisable during the lifetime of the Participant only by such Participant.

14.   PARTICIPANT BENEFICIARIES.

a. DESIGNATION. A Participant may file with the Committee, a written designation of a beneficiary who is entitled to receive any Shares, accumulated payroll deductions, interest, or other amounts, if any, held for the Participant under the Plan, in the event of the Participant's death. A Participant may change the designation of a beneficiary at any time by written notice, unless the current designated beneficiary is a spouse, in which case, spousal consent shall be required.

b. FAILURE OF DESIGNATION. If a Participant dies and there is no beneficiary validly designated under the Plan who is living at the time of the Participant's death, the first of the following automatic beneficiaries surviving the Participant shall be entitled to receive any Shares, accumulated payroll deductions, interest, dividends and other amounts, if any, held for the
Participant: (i) Participant's surviving spouse, or (ii) the representative of the Participant's estate.

15.   SHARES.

The maximum number of Shares which may be purchased under the Plan is 350,000, subject to adjustment upon changes in the capitalization of the Company as set forth in Section 18 hereof. Shares purchased for Participants' accounts may be purchased in the open market (on an exchange or in negotiated transactions), may be previously acquired treasury Shares, authorized and unissued Shares, or any combination of Shares purchased in the open market, previously acquired treasury Shares or authorized and unissued Shares. If, on a given Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

16.   ADMINISTRATION.

The Plan shall be administered by the Committee, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may change the frequency of payroll deductions, limit the frequency or number of changes in the amount of payroll deductions to be made during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Each Participant shall have the same rights and privileges as required by Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. Every finding, decision and determination made by the Committee shall, to the fullest extent permitted by law, be final and binding upon all parties.

17.   TRUST.

A Trust shall be established which shall consist of all payroll deductions and interest accrued thereon credited to Participant accounts but not yet used to purchase Shares and all Shares purchased pursuant to the Plan, less distributions made therefrom. The Trust shall be held in accordance with the Plan and the Trust Agreement entered into between the Company and the Trustees. The Trust Agreement may from time to time be amended in the manner therein provided.

Payroll deductions and interest accrued thereon credited to Participant accounts but not yet used to purchase Shares shall be invested by the Trustee in the Excelsior Money Fund.

As of each valuation date, the Trustee shall determine the fair market value of the assets comprising the Trust. A statement of the costs and fair market value of the assets comprising the Trust shall be submitted to the Committee.

After the interest of a Participant or Beneficiary is distributed, neither the Participant nor any person claiming under or through him or her shall participate or have any interest in the Trust.

18. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, CHANGE IN CONTROL.


a. CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Corporation, the number of Shares covered by each option under the Plan which has not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option, the maximum number of Shares each Participant may purchase per Offering Period (pursuant to Section 6) as well as the Purchase Price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting form a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Corporation. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.


b. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Corporation, any Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and any Offering Period then in progress shall end on the New Exercise Date. The New Exercise Date shall be established by the Committee, and shall be before the date of the Corporation's proposed dissolution or liquidation. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided for in Sections 11 or 12 hereof.

c. CHANGE IN CONTROL. In the event of a Change in Control of the Corporation, any Offering Period then in progress shall be shortened by setting a new Exercise Date (the "Change of Control Exercise Date") and any Offering Period then in progress shall end on the Change of Control Exercise Date. The Change of Control Exercise Date shall be before the date of the Corporation's proposed sale or merger. The Committee shall notify each Participant in writing, at least ten (10) business days prior to the Change of Control Exercise Date, that the Exercise Date for the Participant's option has been changed to the Change of Control Exercise Date and that the Participant's option shall be exercised automatically on the Change of Control Exercise

Date, unless prior to such date the Participant has withdrawn from the Offering Period, as provided for in Sections 11 or 12 hereof.

19.   AMENDMENT OR TERMINATION.

The Board of Directors may at any time and for any reason terminate or amend the Plan, and/or delegate authority for any amendments to the Committee. Except as provided in Section 18 hereof, no such termination or amendment shall affect options previously granted or adversely affect the rights of any Participant with respect thereto. Without shareholder consent and without regard to whether any Participant rights may have been considered to have been "adversely affected," the Plan may be amended to change the Offering Periods, increase the Purchase Price or change the percentage of payroll deductions. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval of any amendment to the Plan in such a manner and to such a degree as required.

20.   NOTICES.

All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

21.   CONDITIONS UPON ISSUANCE OF SHARES.

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

As a condition to the exercise of an option, the Corporation may require a Participant to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required by any of the aforementioned applicable provisions of law.

22.   TERM.

The Plan shall become effective upon its adoption by the Board of Directors subject to the approval by the shareholders of the Corporation which approval must occur within the 12-month period after the Plan is adopted by the Board of Directors. It shall continue in effect indefinitely thereafter until the maximum number of Shares available for sale under the Plan (as provided in Section 15 hereof) has been purchased, unless sooner terminated pursuant to Section 19 hereof.

U.S. TRUST     Dear Fellow Shareholder:

               We have attached your Proxy Card for U.S. Trust's Annual Meeting of Shareholders. Your vote is important, and we urge you to exercise your rights as shareholder.

               This year, you can vote in one of two ways:

               1. Call toll free 1-888-457-2962 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                              or

               2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

               Should you wish to attend, the Annual Meeting will be held on Tuesday, April 27, 1999, at 10:00 a.m. in the first floor auditorium at 114 West 47th Street, New York City.

               Thank you for your cooperation and continued support.



               H. Marshall Schwarz
               Chairman and Chief Executive Officer

--------------------------------------------------------------------------------

U.S. TRUST
                                                          U.S. TRUST CORPORATION

       PROXY/VOTING INSTRUCTIONS SOLICITED BY BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS ON TUESDAY, APRIL 27, 1999

The undersigned appoints each of RICHARD B. GROSS and CAROL A. STRICKLAND, with full power of substitution, to vote all Common Shares of U.S. Trust Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof. THE SHARES REPRESENTED BY THIS PROXY/VOTING INSTRUCTION WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. IF NOT OTHERWISE SPECIFIED, SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

VOTING BY MAIL. If you wish to vote by mailing this proxy, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

VOTING BY TELEPHONE. If you wish to vote by telephone, please follow the instructions on the reverse side.

U.S. TRUST EMPLOYEES. If you are a current or former employee of U.S. Trust and have an interest in Common Shares through the 401(k) Plan and ESOP, your ESOP shares and proportionate interest in the Stock Fund as of February 26, 1999 are shown on this card and your vote (by mail or telephone) will provide voting instructions to the Trustee of the Plan. If no instructions are given, the Trustee will vote the shares pursuant to the terms of the Plan.

                         CONTINUED ON THE REVERSE SIDE
   PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY TELEPHONE.

                               VOTE BY TELEPHONE
                           QUICK -- EASY -- IMMEDIATE

U.S. Trust Corporation offers you the convenience of telephone voting. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone:

- YOU WILL BE ASKED TO ENTER A CONTROL NUMBER, WHICH IS LOCATED IN THE BOX IN THE MIDDLE OF THIS FORM.

-  You will hear the following instructions.

--------------------------------------------------------------------------------
Option #1: To vote as the Board of Directors recommends on ALL proposals Press 1
--------------------------------------------------------------------------------
Option #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

     Proposal 1:    To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL
                    nominees, press 9.
                    To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.
     Proposals 2-4: To vote FOR, press 1; AGAINST, press 9, ABSTAIN, press 0.

   WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

          If you vote by telephone, DO NOT mail back your proxy card.

     CALL TOLL FREE ON A TOUCH-TONE PHONE
           1-888-457-2962 -- ANYTIME
       There is NO CHARGE for this call.             CONTROL NUMBER FOR
                                                      TELEPHONE VOTING


(down arrow) FOLD AND DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE(down arrow)
--------------------------------------------------------------------------------

/X/  PLEASE MARK YOUR
     VOTE WITH AN X.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

                                   FOR       WITHHELD       FOR ALL
                                   ALL       FOR ALL        EXCEPT
1.   Election of Directors         / /         / /            / /

     Nominee   01   Eleanor Baum
               02   Philippe de Montebello
               03   Peter L. Malkin
               04   John H. Stookey
               05   Frederick B. Taylor
               06   Robert N. Wilson
               07   Carl H. Pforzheimer
               08   Robert E. Denham

     WITHHELD FOR (Mark "FOR ALL EXCEPT"
     box and print nominee name(s) in
     the space provided below.)


     -----------------------------------


                                              FOR    AGAINST    ABSTAIN
2.   Ratify Appointment of
     Independent Accountants                  / /      / /        / /

3.   Amend Certificate of
     Incorporation to Increase
     Authorized Common Shares                 / /      / /        / /

4.   Approve Employee Stock
     Purchase Plan                            / /      / /        / /


                                   Sign here as name(s) appear to the left.

                                   ------------------------------------------

                                   ------------------------------------------
                                   IMPORTANT: Please sign EXACTLY as your
                                   name(s) appears on the left. Joint owners should each sign. If you are signing as an executor, administrator, trustee, guardian, attorney or corporate officer, please give your full title.


                                   Date:
                                        ---------------------------, 1999
                                                              (SEE REVERSE SIDE)